Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Savers Value Village, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(3)

Fees to Be Paid	Equity	Common stock, par value $0.000001 per share	457(a)	21,562,500	$17(2)	$366,562,500(2)	0.00011020	$40,395.19

Fees Previously Paid	Equity	Common stock, par value $0.000001 per share	457(o)	—	—	$100,000,000(3)		$11,020.00

	Total Offering Amounts					$366,562,500		$40,395.19

	Total Fees Previously Paid						0.00011020	$11,020.00

	Total Fee Offsets							—

	Net Fee Due							$29,375.19

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended (the “Securities Act”). Includes 2,812,500 shares that the underwriters have the option to purchase. See “Underwriting (Conflicts of Interest).”

(2)	Calculated pursuant to Rule 457(a) of the Securities Act, based on an estimate of the proposed maximum aggregate offering price.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.